Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Pre-Effective Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-189641) and related prospectus of Eastern Virginia Bankshares, Inc. for the registration of shares of its common stock and its non-voting mandatorily convertible non-cumulative preferred stock, series B, and to the incorporation by reference therein of our reports dated March 29, 2013, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Eastern Virginia Bankshares, Inc. for the year ended December 31, 2012.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

August 20, 2013